                                                                    Exhibit 21.1


                                                                  Percent of Capital                Percent of Voting
                                                                  Stock/Equity Units               Stock/Voting Units
                                                                      Owned by                           Owned by
Name                                                             Steel Dynamics, Inc.             Steel Dynamics, Inc.
---------------------------------------------------------     ----------------------------     ----------------------------
Dynamic Bar Products, LLC (Indiana)                                        100%                            100%
Ferrous Resources, LLC (Indiana)                                           100%                            100%
Iron Dynamics, Inc. (Indiana)                                              100%                            100%
New Millennium Building Systems, LLC (Indiana)                             100%                            100%
Omni Dynamic Aviation, LLC (Indiana)                                        97.5%                           97.5%
Paragon Steel Enterprises, LLC (Indiana)                                    50%                             50%
SDI Investment Company (Delaware)                                          100%                            100%
STLD Holdings, Inc. (Indiana)                                              100%                            100%
Steel Dynamics Sales North America, Inc. (Indiana)                         100%                            100%